Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Contact:
Terry Slavin	Meggan Powers
Director, Corp. Communications & IR	PR Manager
Cymer, Inc.	Cymer, Inc.

(858) 385-5232

(858) 385-6327

tslavin@cymer.com	mpowers@cymer.com

CYMER REPORTS FIRST QUARTER 2004 REVENUE AND EARNINGS

SAN DIEGO, Calif., April 20, 2004 - Cymer, Inc. (Nasdaq NM: CYMI), the world’s leading supplier of deep ultraviolet (DUV) light sources used in semiconductor manufacturing, today announced operating results for the first quarter ended March 31, 2004.  Among the highlights for the first quarter, both revenue and gross margin exceeded the updated guidance Cymer provided on March 8, 2004.

For the first quarter of 2004, net income totaled $7,156,000, equal to earnings of $0.19 per share (diluted), compared to a net loss of $3,362,000, equal to a loss of $0.10 per share (diluted), in the first quarter of 2003.  On a sequential basis, first quarter 2004 net income compared to net income of $1,674,000, equal to earnings of $0.04 per share (diluted) in the fourth quarter of 2003.

Total revenue for the first quarter of 2004 was $87,921,000, a 30 percent increase over total revenue of $67,393,000 posted in the first quarter of 2003, and a sequential 21 percent increase over $72,430,000 in total revenue in the fourth quarter of 2003.  Revenue for the first and fourth quarters of 2003 has been changed to reflect a reclassification of certain externally funded research and development (R&D) amounts.  These amounts are now offset against R&D expenses.

Commenting on some of the highlights of the first quarter, Bob Akins, Cymer’s chief executive officer, said, “The first quarter of 2004 turned out better than we had anticipated even as recently as our quarterly update in early March.  Revenue for the quarter grew 21 percent over fourth quarter 2003 due to increased light source shipments and, late in the quarter, stronger than forecasted demand for consumables and spares to support the record level light source utilization.  The light source product mix was heavily weighted toward krypton fluoride (KrF) products, reflecting chipmakers’ need to expand capacity.  Average selling prices (ASP) were down compared to the fourth quarter of last year as anticipated due to the product mix shift.  Our gross margin for the first quarter of 2004 came in above recent guidance, and we continued to aggressively control operating expenses.

“We recognized revenue on 64 light sources in the first quarter of 2004 compared to 42 light sources in the fourth quarter of 2003,” Akins continued.  “Cymer installed 65 light sources in the first quarter, bringing our total installed base at chipmakers and other end users to 2,282 units.  We estimate that the rolling four-quarter share of total Cymer light sources installed at chipmakers as of March 31 was approximately 85 percent, compared to 87 percent at the end of 2003, due primarily to competitiveness in the mature segment of the KrF market.”

In the first quarter, technology buys of advanced argon fluoride (ArF) light sources made up 23 percent of unit shipments, while capacity buys of KrF products made up 77 percent.  Because the product mix was heavily weighted toward KrF light sources that have lower selling prices than advanced ArF light sources, the first quarter’s ASP declined, on a currency adjusted basis, to $805,000 from $953,000 in the fourth quarter of 2003.  Non-systems product revenue, which consists of upgrades, consumables and spare parts and service, represented 40 percent of first quarter 2004 revenue compared to 42 percent of fourth quarter 2003 revenue, and on a dollar basis reached the highest quarterly level in Cymer’s history, indicative of high light source utilization rates.

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Nancy Baker, Cymer’s chief financial officer, stated, “Product gross margin grew to 41 percent during the first quarter of 2004 from 38 percent in the fourth quarter of 2003. The increase in the first quarter’s gross margin resulted from a number of factors, including the improved manufacturing efficiencies for the XLA 100 and the reduction of its materials costs, as well as overall product mix, improved production yields and our increased factory utilization.”

Cymer reported operating income of $10,905,000, or 12 percent of revenue in the first quarter of 2004, compared to operating income of $5,202,000, or 7 percent of revenue, in the fourth quarter of 2003.  First quarter 2004 bookings of $89,550,000 yielded a book-to-bill ratio of 1.02, and were approximately 33 percent ahead of fourth quarter 2003 bookings of $67,452,000 which yielded a book-to-bill of 0.92.  The first quarter 2004 backlog rose to $105,506,000, which included 117 light sources, from a fourth quarter 2003 backlog of $103,877,000, which included 108 light sources.

Cash and cash equivalents and short- and long-term investments totaled $398,937,000 as of March 31, 2004.  Capital spending for the first quarter of 2004 totaled $4,435,000 compared to $7,274,000 in the fourth quarter of 2003.  Depreciation and amortization for the first quarter of 2004 totaled $6,909,000 compared with $7,122,000 in the fourth quarter of 2003.

Corporate Outlook

Commenting on Cymer’s outlook, Akins noted, “We are particularly well positioned to make the most of this semiconductor industry upturn because of the key investments we made over the last three years, including:  our new manufacturing facilities in Korea and San Diego; our new MOPA technology and the XL platform; and our ongoing work to improve business processes that leverage the efficiency of our workforce.  As we enter the second quarter we continue to expect that 2004 will be characterized by sequential quarterly increases in light source unit shipments.  At our chipmaker customers, high light source utilization levels continue to drive our consumables and spares activity, and we expect this high activity level to persist throughout this year.  Overall we continue to look forward to a record-setting revenue year for Cymer in 2004.”

Based on information available at this time, Cymer is currently providing the following guidance for the second quarter of 2004:

•                  We currently estimate that total product revenue in the second quarter of 2004 will be up between 5 percent and 10 percent from first quarter 2004 revenue.

•                  We are forecasting that foreign currency adjusted ASPs will be down from the first quarter 2004 ASP to approximately $745,000, which reflects a product mix shifting more heavily toward KrF capacity tools in the second quarter.  We expect ASPs to increase in the second half of the year, however, as chipmakers adopt more ArF tools to expand their leading edge capacity.

•                  We expect that gross margin will be between 42 percent and 46 percent.

•                  We anticipate that net R&D expenses in the second quarter will be between $14 million and $15 million.  These R&D expenses are net of certain development funds received from external sources.

•                  We expect SG&A expenses to be between $13 million and $14 million.

•                  We currently model net other income and expense as a $600,000 expense for the second quarter, excluding net effects of foreign currency exchange gains or losses.

•                  We estimate the annual effective tax rate for 2004 to be approximately 23 percent.

•                  Capital spending for the quarter is expected to be between $5 million and $8 million.

•                  We plan to issue a second quarter update between June 7 and June 11, 2004.

Cymer’s management will hold a conference call at 2:00 pm (PDT) today, April 20, 2004, to discuss first quarter 2004 results and second quarter 2004 guidance.  This press release may be accessed on the company’s Web site, and the call and accompanying slides may be accessed on the Investor Relations page of the company’s Web site, at www.cymer.com.

Forward Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements.  These statements include, but are not limited to all of the statements under the caption “Corporate Outlook” above.  These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties.  In addition, statements regarding Cymer’s share of light sources installed at chipmakers, backlog and book-to-bill ratios should not be read as predictions or projections of future performance.  Actual events or results may differ materially from those projected in any of such statements due to various factors, including but not limited to: the demand for semiconductors in general, and, in particular, for leading-edge devices with smaller geometries; the rate at which semiconductor manufacturers take delivery of photolithography tools from the company’s customers; the performance and market acceptance of the company’s new products or technologies; delays or cancellations by customers of their orders; new and enhanced product offerings by competitors; the timing of customer orders, shipments and acceptances; the company’s ability to meet its production and/or product development schedules; the company’s ability to secure adequate supplies of critical components for its advanced products; and the company’s ability to manage its expense levels and unanticipated expenses.  For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission.

About Cymer

Cymer, Inc. is the world’s leading supplier of DUV illumination sources, the essential light source for DUV photolithography systems.  DUV lithography is a key enabling technology, which has allowed the semiconductor industry to meet the exacting specifications and manufacturing requirements for volume production of today’s advanced semiconductor chips.  Further information on Cymer may be obtained from the Company’s SEC filings, the Internet at www.cymer.com or by contacting the company directly.

Cymer, Inc.

	Three months ended March 31,
	2003	2004
Total revenues	$67,393,000	$87,921,000

Net income (loss)	$(3,362,000)	$7,156,000
Basic earnings (loss) per share	$(0.10)	$0.20
Diluted earnings (loss) per share	$(0.10)	$0.19
Weighted average common and common equivalent shares outstanding (diluted)	34,306,000	38,141,000

CYMER, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share data)

	For the three months ended March 31,
	2003	2004
REVENUES:
Product sales	$67,336	$87,871
Other	57	50
Total revenues	67,393	87,921

COST AND EXPENSES:
Cost of product sales	42,870	52,168
Research and development	17,318	12,370
Sales and marketing	4,094	5,823
General and administrative	5,773	6,615
Amortization of intangibles	40	40

Total costs and expenses	70,095	77,016

OPERATING INCOME (LOSS)	(2,702)	10,905

OTHER INCOME (EXPENSE):
Foreign currency exchange gain (loss) - net	(360)	54
Interest and other income	2,489	1,896
Interest and other expense	(2,475)	(2,556)

Total other expense - net	(346)	(606)

INCOME (LOSS) BEFORE INCOME TAX PROVISION AND MINORITY INTEREST	(3,048)	10,299

INCOME TAX PROVISION	—	2,369
MINORITY INTEREST	(314)	(774)

NET INCOME (LOSS)	$(3,362)	$7,156

EARNINGS (LOSS) PER SHARE:
Basic earnings (loss) per share	$(0.10)	$0.20
Weighted average common shares outstanding-basic	34,306	36,586

Diluted earnings (loss) per share	$(0.10)	$0.19
Weighted average common shares outstanding- diluted	34,306	38,141

CYMER, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share data)

	December 31, 2003	March 31, 2004
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$230,657	$242,562
Short-term investments	93,474	82,078
Accounts receivable - net	62,819	79,141
Inventories	93,012	98,209
Deferred income taxes	1,407	1,422
Prepaid expenses and other assets	5,513	6,038

Total current assets	486,882	509,450

PROPERTY AND EQUIPMENT - NET	128,849	127,265
LONG TERM INVESTMENTS	77,509	74,297
DEFERRED INCOME TAXES	80,711	80,715
GOODWILL - NET	7,647	8,358
INTANGIBLE ASSETS - NET	12,925	12,292
OTHER ASSETS	8,698	8,545

TOTAL ASSETS	$803,221	$820,922

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$19,099	$19,461
Accrued warranty and installation	26,486	26,726
Accrued payroll and benefits	7,196	9,929
Accrued patents, royalties and other fees	8,436	7,348
Foreign currency forward exchange contracts	6,401	5,657
Income taxes payable	16,473	18,563
Accrued and other current liabilities	4,945	3,953

Total current liabilities	89,036	91,637

Convertible subordinated notes	250,000	250,000
Other liabilities	5,660	5,846

Total liabilities	344,696	347,483

MINORITY INTEREST	5,195	4,680

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock - authorized 5,000,000 shares; $.001 par value, no shares issued or outstanding	—	—
Common stock - authorized 100,000,000 shares; $.001 par value , issued and outstanding 36,345,000 and 36,679,000 shares	36	37
Additional paid-in capital	358,988	367,205
Unearned compensation	(146)	(111)
Accumulated other comprehensive loss	(5,734)	(5,714)
Retained earnings	100,186	107,342

Total stockholders’ equity	453,330	468,759

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$803,221	$820,922

CYMER, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	For the three months ended March 31
	2003	2004

OPERATING ACTIVITIES:
Net income (loss)	$(3,362)	$7,156
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	7,974	6,909
Non-cash stock based compensation	397	104
Amortization of unearned compensation	277	35
Minority interest	314	774
Provision for deferred income taxes	—	(32)
Loss on disposal or impairment of property and equipment	194	61
Change in assets and liabilities:
Accounts receivable	(13,261)	(16,322)
Foreign currency forward exchange contracts	(57)	(640)
Inventories	(4,244)	(5,197)
Prepaid expenses and other assets	303	(690)
Accounts payable	(250)	362
Accrued and other liabilities	(4,128)	7,081
Income taxes payable	(1,596)	2,090
Net cash provided by (used in) operating activities	(17,439)	1,691

INVESTING ACTIVITIES:
Acquisition of property and equipment	(27,155)	(4,435)
Purchases of investments	(25,321)	(56,108)
Proceeds from sold or matured investments	36,953	70,397
Acquisition of patents	—	(5,990)
Acquisition of minority interest	(180)	(2,000)
Net cash provided by (used in) investing activities	(15,703)	1,864

FINANCING ACTIVITIES:
Net borrowings under revolving loan and security agreements	3,334	—
Proceeds from issuance of common stock	2,466	8,113
Payments on capital lease obligations	(13)	(12)
Net cash provided by financing activities	5,787	8,101

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(1,046)	249

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(28,401)	11,905
CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD	196,643	230,657
CASH AND CASH EQUIVALENTS AT END OF THE PERIOD	$168,242	$242,562

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$4,431	$4,435
Income taxes paid, net	$1,963	$840

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